As filed with the Securities and Exchange Commission on October 2, 2017

REGISTRATION NO. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

PQ GROUP HOLDINGS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	81-3406833
( State or Other Jurisdiction of Incorporation or Organization )	( I.R.S. Employer Identification No.)

300 Lindenwood Drive

Valleybrooke Corporate Center

Malvern, Pennsylvania 19355

(610) 651-4400

(Address, Including Zip Code, of Principal Executive Offices)

2016 Stock Incentive Plan

2017 Omnibus Incentive Plan

(Full Title of the Plan)

James F. Gentilcore

President and Chief Executive Officer

PQ Group Holdings Inc.

300 Lindenwood Drive

Valleybrooke Corporate Center

Malvern, Pennsylvania 19355

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

with copies to:

Craig E. Marcus

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share	Proposed Maximum Aggregate offering price	Amount of registration fee
2016 Stock Incentive Plan Common Stock, $0.01 par value	2,125,789(2)	$8.162(3)	$17,350,690(3)	$2,161
2017 Omnibus Incentive Plan Common Stock, $0.01 par value	7,716,580	$16.97(4)	$130,950,363	$16,304
TOTALS	9,842,369		$148,301,053	$18,465

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminable number of additional shares of Common Stock that may become issuable pursuant to terms designed to prevent dilution resulting from stock splits, stock dividends or similar events.
(2)	Represents shares of Common Stock reserved for issuance upon the exercise of options previously granted under the 2016 Stock Incentive Plan.
(3)	The proposed maximum aggregate offering price for the 2016 Stock Incentive Plan consists of $888,764 payable in respect of 128,933 shares subject to options at an exercise price of $6.88 per share, $9,994,910 payable in respect of 1,243,148 shares subject to options at an exercise price of $8.04 per share, $2,607,870 payable in respect of 323,959 shares subject to options at an exercise price of $8.05 per share, and $3,859,146 payable in respect of 429,749 shares subject to options at an exercise price of $8.98 per share.
(4)	This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act of 1933, as amended. The fee is calculated on the basis of the average of the high and low sale prices per share of the Common Stock on the New York Stock Exchange as of a date (September 29, 2017) within five business days prior to filing this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(1) The Registrant’s Prospectus dated September 28, 2017 and filed with the Commission pursuant to Rule 424(b) under the Securities Act relating to the Registrant’s Registration Statement on Form S-1 as amended (Registration No. 333-218650); and

(2) The description of the Registrant’s Common Stock, $0.01 par value per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 29, 2017, and any other amendments or reports filed for the purpose of updating such description (File No. 001-38221).

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Registrant’s description of the conversion of its shares of Class B common stock into shares of common stock and its related diluted impact on basic and diluted earnings per share for the six months ended June 30, 2017 and 2016, the years ended December 31, 2016 and 2015 and the successor period from July 30 to December 31, 2014, as set forth in Exhibit 99.1, is incorporated herein by reference.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides as follows:

“A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes a provision to eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Registrant’s bylaws provide that the Registrant is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Registrant is required to advance expenses to its officers and directors as incurred in connection with proceedings against such officers and directors for which they may be indemnified.

The Registrant has entered into indemnification agreements with its directors and officers. These agreements provide broader indemnity rights than those provided under the Delaware General Corporation Law and under the Registrant’s certificate of incorporation and bylaws. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against the Registrant or its directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by the Registrant, and the Registrant would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the Registrant’s benefit but would be offset by its obligations to the director or officer under the indemnification agreement.

The Registrant maintains directors’ and officers’ liability insurance for the benefit of its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Second Restated Certificate of Incorporation of PQ Group Holdings Inc.

4.2	Amended and Restated Bylaws of PQ Group Holdings Inc. (previously filed as Exhibit 3.2 to the registration statement on Form S-1 (File No. 333-218650) and incorporated herein by reference)

4.3	PQ Group Holdings Inc. 2017 Omnibus Incentive Plan (previously filed as Exhibit 10.14 to the registration statement on Form S-1 (File No. 333-218650) and incorporated herein by reference)

5.1	Opinion of Ropes & Gray LLP

23.1	Consent of PricewaterhouseCoopers LLP related to the financial statements of PQ Group Holdings Inc. as of December 31, 2016 and 2015 and for the years then ended.

23.2	Consent of Deloitte & Touche LLP related to the financial statements of Eco Services Operations LLC (accounting predecessor to PQ Group Holdings Inc.) for the period from inception (July 30, 2014) to December 31, 2014 (Successor Period), and of Eco, a business unit of Solvay USA Inc., for the period from January 1, 2014 through November 30, 2014 (Predecessor Period)

23.3	Consent of PricewaterhouseCoopers LLP related to the financial statements of PQ Holdings Inc. as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015

23.4	Consent of PricewaterhouseCoopers LLP related to the financial statements of Zeolyst International as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016

23.5	Consent of Ropes & Gray LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page in Part II)

99.1	Additional Financial Information

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX OF EXHIBITS

Exhibit Number	Description

4.1	Second Restated Certificate of Incorporation of PQ Group Holdings Inc.

4.2	Amended and Restated Bylaws of PQ Group Holdings Inc. (previously filed as Exhibit 3.2 to the registration statement on Form S-1 (File No. 333-218650) and incorporated herein by reference)

4.3	PQ Group Holdings Inc. 2017 Omnibus Incentive Plan (previously filed as Exhibit 10.14 to the registration statement on Form S-1 (File No. 333-218650) and incorporated herein by reference)

5.1	Opinion of Ropes & Gray LLP

23.1	Consent of PricewaterhouseCoopers LLP related to the financial statements of PQ Group Holdings Inc. as of December 31, 2016 and 2015 and for the years then ended.

23.2	Consent of Deloitte & Touche LLP related to the financial statements of Eco Services Operations LLC (accounting predecessor to PQ Group Holdings Inc.) for the period from inception (July 30, 2014) to December 31, 2014 (Successor Period), and of Eco, a business unit of Solvay USA Inc., for the period from January 1, 2014 through November 30, 2014 (Predecessor Period)

23.3	Consent of PricewaterhouseCoopers LLP related to the financial statements of PQ Holdings Inc. as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015

23.4	Consent of PricewaterhouseCoopers LLP related to the financial statements of Zeolyst International as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016

23.5	Consent of Ropes & Gray LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page in Part II)

99.1	Additional Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, Commonwealth of Pennsylvania, on the 2nd day of October, 2017.

PQ GROUP HOLDINGS INC.

By:	/s/ James F. Gentilcore
James F. Gentilcore Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James F. Gentilcore, Michael Crews and Joseph S. Koscinski, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement on Form S-8 of PQ Group Holdings Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ James F. Gentilcore	Chief Executive Officer, President and Director (Principal Executive Officer)	October 2, 2017
James F. Gentilcore

/s/ Michael Crews	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 2, 2017
Michael Crews

/s/ Michael Boyce	Chairman of the Board of Directors	October 2, 2017
Michael Boyce

/s/ Greg Brenneman	Director	October 2, 2017
Greg Brenneman

/s/ Timothy Walsh	Director	October 2, 2017
Timothy Walsh

/s/ Mark McFadden	Director	October 2, 2017
Mark McFadden

/s/ Robert Toth	Director	October 2, 2017
Robert Toth

/s/ Robert Coxon	Director	October 2, 2017
Robert Coxon

/s/ Andrew Currie	Director	October 2, 2017
Andrew Currie

/s/ Jonny Ginns	Director	October 2, 2017
Jonny Ginns

/s/ Kyle Vann	Director	October 2, 2017
Kyle Vann

/s/ Martin S. Craighead	Director	October 2, 2017
Martin S. Craighead

/s/ Kimberly Ross	Director	October 2, 2017
Kimberly Ross